Exhibit 99.01

CONTACTS:
	For Media Inquiries:	For Investor Inquiries:

	Jared Tipton Cepheid Corporate Communications Tel: (408) 400 8377 communications@cepheid.com	Jacquie Ross, CFA Cepheid Investor Relations Tel: (408) 400 8329 investor.relations@cepheid.com
Cepheid 904 Caribbean Drive Sunnyvale, CA 94089 Telephone: (408) 541-4191 Fax: (408) 541-4192

CEPHEID TO OFFER $250 MILLION CONVERTIBLE SENIOR NOTES DUE 2021

SUNNYVALE, California, February 3, 2014 – Cepheid (Nasdaq: CPHD) today announced that it proposes to offer $250 million aggregate principal amount of Convertible Senior Notes due 2021 (the “notes”), subject to market conditions and other factors. The notes are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Cepheid also intends to grant to the initial purchasers of the notes an option to purchase up to an additional $37.5 million aggregate principal amount of notes, solely to cover over-allotments.

The notes will be unsecured, senior obligations of Cepheid, and interest will be payable semi-annually. The notes will mature on February 1, 2021, unless repurchased or converted prior to such date. Prior to the close of business on the business day immediately preceding August 1, 2020, the notes will be convertible at the option of holders during certain periods, upon satisfaction of certain conditions. Thereafter, the notes will be convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of Cepheid common stock, cash or a combination of cash and shares of Cepheid common stock, at Cepheid’s election.

The interest rate, conversion rate, offering price and other terms are to be determined by negotiations between Cepheid and the initial purchasers.

Morgan Stanley & Co. LLC and Jefferies LLC are acting as initial purchasers of the notes.

In connection with the pricing of the notes, Cepheid expects to enter into capped call transactions with one or more of the initial purchasers of the notes or their respective affiliates (the “counterparties”) and expects to use a portion of the net proceeds from the offering to pay for the capped call transactions. The capped call transactions are expected generally to reduce the potential dilution and/or offset the potential cash payments that Cepheid could be required to make in excess of the principal amount upon conversion of the notes.

In connection with establishing their initial hedge of the capped call transactions, the counterparties and/or their respective affiliates may enter into various derivative transactions with respect to Cepheid common stock and/or purchase Cepheid common stock concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing or reducing the size of any decline in the price of Cepheid common stock concurrently with, or shortly after, the pricing of the notes. In addition, the counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Cepheid common stock and/or purchasing or selling Cepheid common stock or other securities of Cepheid in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes or following any repurchase of notes by Cepheid on any fundamental change repurchase date or otherwise). This activity could also cause or avoid an increase or a decrease in the market price of Cepheid common stock or the notes.

Cepheid expects to use the net proceeds from the offering of the notes for general corporate purposes, including potential acquisitions and strategic transactions, and to pay the cost of the capped call transactions. If the initial purchasers exercise their over-allotment option, Cepheid intends to use the resulting additional net proceeds of the sale of the additional notes to pay the cost of entering into additional capped call transactions with the counterparties and for general corporate purposes, including potential acquisitions and strategic transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Cepheid common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and any shares of Cepheid common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements relating to the timing and terms of the proposed offering and expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Cepheid will offer the notes or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated principal amount of the notes, which could differ based upon market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally.

Cepheid assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.